EXHIBIT 5.1

Law Offices

Ruben & Aronson, LLP
4800 Montgomery Lane    •    Suite 150
Bethesda, MD 20814
(301) 951-9696    •    Facsimile (301) 951-9636

June 26, 2003

MTR Gaming Group, Inc.
State Route 2 South
Chester, West Virginia 26034

  Re:
  MTR Gaming Group, Inc.
  Registration Statement on Form S-4 (Registration No. 333-105188)

Ladies and Gentlemen:

        We have acted as counsel to MTR Gaming Group, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of the above-referenced Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with the Securities and Exchange Commission. The Registration Statement registers under the Act the proposed issuance of up to 595,767 Contingent Earnout Participation Rights ("CEP Rights") which are to be offered with cash in exchange for shares of common stock, par value $1.05 per share, of Scioto Downs, Inc. ("Scioto") pursuant to the Merger Agreement (as defined in the Registration Statement) and the amendments thereto.

        In connection with this opinion we have examined the Merger Agreement, the Registration Statement, the respective charters and bylaws of the Company, as amended to date, certain records of the corporate proceedings of the Company, and such records, documents, statutes and decisions as we have deemed relevant. With respect to such examination we have assumed the legal capacity to sign and the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. With respect to factual matters relevant to such opinion, we have relied, without independent verification thereof, upon representations, oral and written, of appropriate executive officers, directors and responsible employees and agents of the Company.

        Our opinion set forth below is limited to the laws of the State of Delaware.

        Based upon the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth herein and to the effectiveness of the Registration Statement under the Act, we are of the opinion that when the CEP Rights are issued and delivered by authorized officers of the Company, and duly countersigned by Continental Stock Transfer and Trust Company, against the surrender and transfer of an identical number of common shares of Scioto, all in accordance with the terms of the Merger Agreement, the CEP Rights will be legally and validly issued, fully paid and non-assessable.

        We consent to the use of our name in the Registration Statement, and any Amendment thereto, and the related Joint Proxy Statement-Prospectus under the caption "Legal Matters", and we consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,
/s/ RUBEN & ARONSON, LLP
RUBEN & ARONSON, LLP